Exhibit 10.21

Covenant Group of China Inc.
2010 Long-Term Incentive Plan

Restricted Stock Award Agreement (the “Agreement”)

Covenant Group of China Inc. (the “Company”) has established its 2010 Long-Term Incentive Plan (the “Plan”) to advance the interests of the Company and its stockholders by providing incentives to certain eligible persons who contribute significantly to the strategic and long-term performance objectives and growth of the Company and any parent, subsidiary or affiliate of the Company.  All capitalized terms not otherwise defined in this Agreement have the same meaning given such capitalized terms in the Plan.

Pursuant to the provisions of the Plan, the Board of Directors of the Company (the “Board”) has full power and authority to direct the execution and delivery of this Agreement in the name and on behalf of the Company, and has authorized the execution and delivery of this Agreement.

Grantee’s Name:  James Shaugnhessy

The undersigned individual (the “Grantee”) has been granted a Restricted Stock Award for his contributions to the Company as a member of the Company’s advisory board, a non-Board position, subject to the terms and conditions of the Plan and this Agreement, as follows:

1.	Date of Grant: November 15, 2010

2.	Number of Shares: 50,000 shares (the “Shares”)

3.	Type of Shares: Common Stock, par value $0.0001 per share

4.	Vesting: The Shares shall vest in accordance with the schedule below:

a)	20% of the Shares shall vest as of the first (1st) anniversary of the Date of Grant;

b)	25% of the Shares shall vest as of the first (2nd) anniversary of the Date of Grant; and

c)	55% of the Shares shall vest as of the first (3rd) anniversary of the Date of Grant.

5.	Forfeiture Restrictions: Grantee shall have all of the rights and privileges of a stockholder of the Company with regard to the Shares, except that the following restrictions shall apply:

a) The Shares may not be sold, assigned, pledged, exchanged, hypothecated, gifted or otherwise transferred, and Grantee represents and warrants to Company that he/she shall not sell, assign, pledge, exchange, hypothecate, gift or otherwise transfer the Shares in violation of applicable securities laws or the provisions of this Agreement.

b) Generally, the Shares, to the extent then subject to these Forfeiture Restrictions, shall be automatically forfeited to the Company upon Grantee’s termination of employment for any reason, without any action by the Company or payment therefore.

c) If all or any portion of the Shares are forfeited under this Agreement, all rights of a stockholder with respect to such Shares, including the right to vote and receive dividends with respect thereto, shall cease immediately on the date of the forfeiture.

6. Taxes and Section 83(b) Election:  Grantee shall be solely responsible for any taxes payable on the transfer of the Shares.  Grantee shall promptly pay to the Company, or make arrangements satisfactory to the Company regarding payment of any federal, state or local taxes of any kind required by law to be withheld with respect to the receipt of the Shares (including in cases where he or she has made an election in accordance with Section 83(b) of the Internal Revenue Code (the “Election”)), and any tax obligation of Grantee arising in connection with the Election and Grantee shall indemnify and hold harmless the Company and its affiliates for any taxes payable on the transfer of the Shares hereunder.  Grantee acknowledges that:  (a) Grantee has been informed of the availability of making an Election; (b) that the Election must be filed with the Internal Revenue Service within thirty (30) days of the Date of Grant; and (c) that Grantee is solely responsible for making such Election. Grantees who do not make the Election acknowledge that dividends, if any, on the Shares will be treated as compensation and subject to tax withholding in accordance with the Company’s practices and policies.  Grantee shall send a copy of the Election to the Chief Financial Officer of the Company and the Chairman of the Board at 700 South Henderson Road, Suite 202, King of Prussia, Pennsylvania 19406.

7. Entire Agreement; Amendment or Modification; Governing Law:  The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Grantee with respect to the subject matter hereof. The Agreement may only be amended or terminated at any time by written agreement of both of the parties hereto. This agreement is governed by the internal substantive laws but not the choice of law rules of the Commonwealth of Pennsylvania.

8. No Guarantee of Continued Service:  GRANTEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BE CONTINUING TO BE ENGAGED BY THE COMPANY OR ITS AFFILIATES IN HIS OR HER CAPACITY AS AN EMPLOYEE OR DIRECTOR, UNLESS THE BOARD OTHERWISE PROVIDES.  GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH GRANTEE’S RIGHT OR THE COMPANY’S RIGHTTO TERMINATE GRANTEE’S ENGAGEMENT WITH THE COMPANY OR ITS AFFILIATES AT ANY TIME.

9. Interpretation and Construction.  Whenever possible, each provision in this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be held to be prohibited by or invalid under applicable law, then (a) such provisions will be deemed amended to accomplish the objectives of the provisions as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement will remain in full force and effect.  If any benefit provided under this Agreement is subject to the provisions of Section 409A of the Internal Revenue Code and the regulations issued thereunder, the provisions of this Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

No rule of strict construction will be implied against the Company or any other person in the interpretation of any of the terms of this Agreement or any rule or procedure established by the Board.

10. Power of Attorney:  Grantee hereby grants to the Company a power of attorney and declares that the Company shall be the attorney-in-fact to act on behalf of the Grantee, to act in his/her name, place and stead, in connection with any and all transfers of Shares, whether or not vested, to the Company pursuant to this Agreement, including in the event of termination of the Grantee’s engagement by the Company or its affiliates.

11. Assurances:  Grantee agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be required by the Company to implement the provisions and purposes of this Agreement.

All other terms and conditions applicable to this Award shall be as set forth in the Plan.

[signature page follows]

	GRANTEE:		COVENANT GROUP OF CHINA INC.

By:	/s/ James Shaugnhessy		/s/ Kenneth Wong
Name:	James Shaugnhessy	Name:	Kenneth Wong
President

April 8, 2011
Date